Exhibit 99.6

Thursday, March 15, 2007 For Immediate Release Sarasota/Manatee Distribution	PRESS RELEASE

AIRTRAN AIRWAYS SUPPORTS

SARASOTA BRADENTON

COMMUNITIES WITH EXCELLENT

SERVICE AND COMMITTMENT

Sarasota / Bradenton, Monday, Thursday, March 15, 2007. On behalf of the many travelers to and from the Sarasota Bradenton, Florida Gulf Coast region, the Sarasota Bradenton International Airport (SRQ) respectfully disagrees with allegations by Midwest Air Group mentioned in a recent letter to their shareholders.

“AirTran Airways has not only kept its’ promises to our community, it has greatly exceeded those promises by offering more nonstop destinations and lower fares at SRQ” Said Rick Piccolo, SRQ President, Chief Executive Officer. “The airport growth was in many ways catalyzed by the entry risk taken by AirTran in December 2004 when they added three daily flights to the market. Since then, AirTran Airways has dramatically grown and is now serving nearly 400,000 annual passengers at SRQ representing 27% of the total market.”

AirTran at SRQ at a glance:

•	AirTran Airways offers service to/from SRQ including Atlanta, Baltimore, Boston, Chicago (Midway), Detroit, and Indianapolis.

•	AirTran consistently operates 99-99.5% of their monthly departures

•	SRQ customers rave about AirTran’s new Boeing jet fleet and XM Satellite Radio in every seat

“While the airport remains neutral on the AirTran Airways offer to acquire Midwest Air Holdings, we are very positive regarding what AirTran has brought to our community and airport. We know from experience that AirTran believes in a strong community relationship and we are confident they will continue to grow with SRQ”.

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For Further Information Contact:

Fredrick (Rick) J. Piccolo

President, Chief Executive Officer

Sarasota Bradenton International Airport (SRQ)

Tel. (941) 359-5200 ext. 4200